EXHIBIT 10.2

CSI Incentive Bonus Plan (IBP)

05/06/2005

The following plan has been developed to increase CSI profits by setting profit goals and rewarding employees for achieving those goals. By using profit rather than revenue as the basis for the bonuses, employees will be encouraged to not only increase revenue but also decrease expenses.

The Incentive Bonus Plan (IBP) will group employees into levels based on job responsibilities. Employees will also be designated as Network Integration, Software, General, Sales and Named Executives (former shareholders of CSI-South Carolina). Sales and Named Executives will not participate in the IBP. The General staff (admin, director of sales, CFO) will participate 50/50 between Network Integration and Software.

The Level 3 group will include managers (CTO, CFO, Sales Manager, Engineering Manager, Operations Manager, Software Support Manager, Technical Support Manager and Software Technical Support Manager). Level 2 group will include network integration client engagement managers, network integration system architects, software project leaders and the purchasing manager. Level 1 group will include all other staff.

A range of profit goals will be identified for the MIN/MID/MAX bonus levels and bonuses will be determined based on achievement of these goals. The separate profit goals will be set for the Network Integration division and the Software division.

	MINIMUM	MIDPOINT	MAXIMUM
Level 1	3.00%	4.50%	6.00%
Level 2	5.00%	7.50%	10.00%
Level 3	10.00%	15.00%	20.00%

If the maximum goals are achieved, the bonuses for 2005 (based on 2005 budgeted salaries) would be $325,000.

Each employee will receive one half of the identified percentage bonus for meeting the divisional profit goal and the other half will be set aside to be distributed to staff within the division based on personal performance goals (e.g. 5% bonus = 2.5% for meeting division goal, 2.5% adds to the pool for personal performance goals and could be distributed to other employees within the division. An individual employee could receive more than 5% but not less than the 2.5%).

Management will make recommendations to the Board of Directors for the profit goals and will define the personal performance goals.